NDM ACQUISITION CORP. AND SUBSIDIARIES


                              FINANCIAL STATEMENTS

                           AS OF OCTOBER 14, 1994 AND

                           DECEMBER 31, 1993 AND 1992


                                  TOGETHER WITH

                                AUDITORS' REPORT

                    Report of Independent Public Accountants
                    ----------------------------------------

To NDM Acquisition Corp.:

         We have audited the accompanying consolidated balance sheets of NDM ACQUISITION CORP. (a Minnesota corporation and wholly owned subsidiary of MEI Diversified Inc.) AND SUBSIDIARIES as of October 14, 1994 and December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholder's investment and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDM Acquisition Corp. and Subsidiaries as of October 14, 1994 and December 31, 1993 and 1992, and the results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 9 to the consolidated financial statements, the Company's line of credit matures June 30, 1995 and, to date, the Company has not secured an alternative borrowing facility. The Company has not demonstrated the ability to achieve sustained earnings from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Notes 2 and 9. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                             ARTHUR ANDERSEN LLP
Dayton, Ohio
     February 24, 1995

                     NDM Acquisition Corp. and Subsidiaries


                           Consolidated Balance Sheets

              As of October 14, 1994 and December 31, 1993 and 1992

                                                                              1994             1993             1992
                                                                            --------         --------         --------
                                                                                          (In Thousands)
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents (Note 1) ............................        $    457         $  1,196         $  1,756
     Restricted cash (Note 1) ......................................             343              162              164
     Receivables, net (Notes 1, 4, and 7) ..........................           4,409            4,937            5,191
     Inventories (Note 1 and 4) ....................................           7,979            5,892            4,986
     Prepaid expenses and other current assets .....................             295              235              232
                                                                            --------         --------         --------
                  Total current assets .............................          13,483           12,422           12,329

PROPERTY, PLANT AND EQUIPMENT, net (Note 1) ........................          11,534           11,204           10,753

GOODWILL (Note 1) ..................................................          24,990           25,540           25,779

OTHER INTANGIBLE ASSETS (Note 1) ...................................           2,480            2,766            3,086
                                                                            --------         --------         --------
                                                                            $ 52,487         $ 51,932         $ 51,947
                                                                            ========         ========         ========

                     NDM Acquisition Corp. and Subsidiaries

              As of October 14, 1994 and December 31, 1993 and 1992

                                                                              1994             1993             1992
                                                                            --------         --------         --------
                                                                                          (In Thousands)
LIABILITIES AND SHAREHOLDER'S INVESTMENT
CURRENT LIABILITIES:
     Revolving line of credit (Note 4) .............................        $  2,500         $  2,500         $    600
     Current maturities of debt (Note 4) ...........................             806              806              204
     Accounts payable (Note 7) .....................................           4,106            2,963            3,403
     Accrued compensation and benefits .............................           1,862              952              888
     Other accrued liabilities .....................................           2,297              372              317
     Accrued interest due to Parent (Notes 4 and 8) ................           2,174            1,035              203
                                                                            --------         --------         --------
                  Total current liabilities ........................          13,745            8,628            5,615

LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 4) ...................           5,605            6,009            7,400

SUBORDINATED NOTE PAYABLE TO PARENT (Note 4) .......................          20,742           20,000           20,000
                                                                            --------         --------         --------
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDER'S INVESTMENT:
     Common stock, $1 par value; 1,000 shares authorized,
       issued and outstanding (Notes 1 and 6) ......................               1                1                1
     Additional paid-in capital ....................................          19,999           19,999           19,999
     Accumulated deficit ...........................................          (7,605)          (2,705)          (1,068)
                                                                            --------         --------         --------
                  Total shareholder's investment ...................          12,395           17,295           18,932
                                                                            --------         --------         --------
                                                                            $ 52,487         $ 51,932         $ 51,947
                                                                            ========         ========         ========

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     NDM Acquisition Corp. and Subsidiaries


                      Consolidated Statements of Operations

            For the Forty-Two Week Period Ended October 14, 1994 and
                 For the Years Ended December 31, 1993 and 1992

                                                         1994             1993             1992
                                                       --------         --------         --------
                                                                     (In Thousands)
REVENUES ......................................        $ 24,882         $ 33,281         $ 32,766

COST OF SALES .................................          14,632           19,277           17,824
                                                       --------         --------         --------

                  Gross profit ................          10,250           14,004           14,942

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ..           8,064            7,934            6,888

WAREHOUSE AND DISTRIBUTION EXPENSES
   (Notes 1 and 7) ............................           2,879            3,336            3,451

RESEARCH AND DEVELOPMENT EXPENSES .............             971            1,036              885

AMORTIZATION OF INTANGIBLES ...................             806            1,228            1,166

RESTRUCTURING CHARGE (Note 1) .................             832              342             --
                                                       --------         --------         --------

OPERATING INCOME (LOSS) .......................          (3,302)             128            2,552

OTHER INCOME (EXPENSE):
     Interest expense .........................          (1,453)          (1,494)          (1,980)
     Interest income ..........................              15               74              142
     Other, net ...............................            (160)            (345)             435
                                                       --------         --------         --------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES          (4,900)          (1,637)           1,149

     Provision for income taxes (Note 5) ......            --               --               --
                                                       --------         --------         --------

NET INCOME (LOSS) .............................        $ (4,900)        $ (1,637)        $  1,149
                                                       ========         ========         ========

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     NDM Acquisition Corp. and Subsidiaries


         Consolidated Statements of Changes in Shareholder's Investment

            For the Forty-Two Week Period Ended October 14, 1994 and
                 For the Years Ended December 31, 1993 and 1992

                                                              Common Stock           Additional     Accumulated
                                                         ----------------------        Paid-In
                                                         Shares        Amounts         Capital        Deficit
                                                         -------        -------        -------        -------
                                                                            (In Thousands)
BALANCE, December 31, 1991 ......................              1        $     1        $ 4,999        $(2,217)

     Conversion of amounts due to parent (Note 4)           --             --           15,000           --

     Net income .................................           --             --             --            1,149
                                                         -------        -------        -------        -------

BALANCE, December 31, 1992 ......................              1              1         19,999         (1,068)

     Net loss ...................................           --             --             --           (1,637)
                                                         -------        -------        -------        -------

BALANCE, December 31, 1993 ......................              1              1         19,999         (2,705)

     Net loss ...................................           --             --             --           (4,900)
                                                         -------        -------        -------        -------

BALANCE, October 14, 1994 .......................              1        $     1        $19,999        $(7,605)
                                                         =======        =======        =======        =======

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     NDM Acquisition Corp. and Subsidiaries


                      Consolidated Statements of Cash Flows

            For the Forty-Two Week Period Ended October 14, 1994 and
                 For the Years Ended December 31, 1993 and 1992

                                                                                1994           1993            1992
                                                                              -------         -------         -------
                                                                                           (In Thousands)
OPERATING ACTIVITIES:
     Net income (loss) ...............................................        $(4,900)        $(1,637)        $ 1,149
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities-
         Depreciation and amortization ...............................          1,908           3,069           2,444
         Loss on sale or write-down of property, plant and
           equipment .................................................             55             308            --
         Changes in operating assets and liabilities--
              Receivables ............................................            528              74           1,070
              Inventories ............................................         (2,087)           (509)         (1,219)
              Prepaid expenses .......................................            (60)              3             (50)
              Accounts payable and accrued liabilities ...............          5,117             600             972
                                                                              -------         -------         -------
                  Net cash provided by operating activities ..........            561           1,908           4,366
                                                                              -------         -------         -------
INVESTING ACTIVITIES:
     Purchases of property, plant and equipment, net .................         (1,427)         (2,727)         (1,490)
     Investment in patents and other long-term assets ................            (29)           (853)           (440)
     Acquisition of subsidiary .......................................           --              --            (1,200)
     (Increase) Decrease in restricted cash ..........................           (181)              2            (164)
                                                                              -------         -------         -------
                  Net cash used for investing activities .............         (1,637)         (3,578)         (3,294)
                                                                              -------         -------         -------
FINANCING ACTIVITIES:
     Increase in subordinated note payable to parent .................            742            --              --
     Net short-term borrowings .......................................           --             1,900             600
     Long-term debt issued ...........................................           --                18           8,000
     Long-term debt retired ..........................................           (405)           (808)         (1,085)
     Payments to Parent ..............................................           --              --            (7,793)
                                                                              -------         -------         -------
                  Net cash provided by (used for) financing activities            337           1,110            (278)
                                                                              -------         -------         -------
                  Net increase (decrease) in cash and cash equivalents           (739)           (560)            794
                                                                              -------         -------         -------
CASH AND CASH EQUIVALENTS:
     Beginning of year ...............................................          1,196           1,756             962
                                                                              -------         -------         -------
     End of year .....................................................        $   457         $ 1,196         $ 1,756
                                                                              =======         =======         =======

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                     NDM Acquisition Corp. and Subsidiaries


                   Notes to Consolidated Financial Statements

              As of October 14, 1994 and December 31, 1993 and 1992
                             (Dollars in Thousands)



(1)    Basis  of  Presentation,   Reorganization   and  Summary  of  Significant
       Accounting Policies-

       (a) Basis of Presentation--The accompanying consolidated financial statements include the accounts of NDM Acquisition Corp. and its majority-owned subsidiaries (NDM, the Company). All significant intercompany account balances and transactions between the Company and its subsidiaries have been eliminated in consolidation. NDM became a wholly owned subsidiary of MEI Diversified, Inc. (MEI, the Parent) effective July 1, 1990. The acquisition has been accounted for as a purchase with the excess purchase price over the fair value of the net assets acquired recorded as goodwill in NDM's financial statements.

       (b) Nature of Business--The Company is a developer and manufacturer of electrocardiographic monitoring electrodes, electrosurgical products, circulatory aids and hydrogel wound dressings. The Company also purchases and resells other medical devices such as foot pumps and the associated accessories, generators and surgical tools. The Company is in a single line of business which includes two separate product lines. The majority of the Company's sales are to domestic customers (see Note 7c).

       (c) Reorganization--On February 23, 1993, MEI filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the district of Delaware federal bankruptcy court. Pursuant to the Bankruptcy Code, MEI continued in the management and operation of its businesses and properties as debtors-in-possession. NDM was not a named party in this filing.

              On October 14, 1994, (the Effective Date), MEI emerged from Chapter 11, pursuant to the Amended Plan of Reorganization (the
              Plan) of the Official Committee of Unsecured Creditors for MEI Diversified, Inc. et al, dated September 27, 1994, which was confirmed by the U.S. Bankruptcy Court on September 28, 1994. Under the Plan, NDM was merged into MEI, and MEI then restated its Certificate of Incorporation (the day after the Effective Date) and changed its name to New Dimensions in Medicine, Inc. (New
              NDM). Pursuant to the Plan, all assets and liabilities of MEI were distributed to certain liquidating estates established under the Plan, except for certain tax attributes of MEI, the capital stock of certain nonoperating subsidiaries and the capital stock of NDM. As a result of the merger, all assets and liabilities of NDM became assets and liabilities of New NDM except that all obligations and liabilities owed by NDM to MEI or any of its subsidiaries or affiliates were canceled pursuant to the Plan. The Plan also included a provision whereby the trust administrator for the Diversified Liquidating Trust would distribute $2,000 plus payment of certain professional fees to assist with New NDM's working capital requirements. The Plan also approved New NDM's authorization of twenty million shares of common stock. Beginning in April 1995, New NDM plans to formally issue 4,312 of these shares to certain former creditors of MEI. Another half million shares of common stock will be reserved for issuance to satisfy claims being made by certain former creditors of MEI to which the trust administrator, established under the Plan of Reorganization, is objecting. To the extent that these claims are denied, additional shares of common stock will not be issued. If any of these additional shares are issued, their issuance will have no effect on New NDM's opening stockholders' equity balance.

       (d) New Basis of Accounting- Fresh Start Reporting (Subsequent Event)--On the day after the Effective Date (October 15, 1994), New NDM adopted American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization" (SOP 90-7). SOP 90-7 requires that New NDM's balance sheet be prepared on the basis that a new reporting entity has been created and that assets and liabilities should be recorded at their estimated fair values as of the Effective Date. This method of accounting is referred to as "fresh-start" reporting.

              Estimated fair values on October 15, 1994 were determined by management with the assistance of independent appraisers. The valuation methodologies employed to determine the reorganization value of New NDM included an income capitalization approach, a cost approach, and a sales comparison approach. Property, plant and equipment were valued using a combination of the cost approach and sales comparison approach. Intangible assets were valued using a combination of the cost approach and income capitalization approach. The estimated unleveraged reorganization value of New NDM was computed using a discounted net cash flow technique utilizing an income capitalization approach. This specific technique takes into consideration (i) the discounted free cash flows generated by New NDM through 1999, (ii) the discounted residual value of New NDM at the end of 1999, and (iii) projected excess cash on hand at the Effective Date. For purposes of discounting values, a weighted average cost of capital rate of 16.5% was utilized throughout the analysis.

              On the Effective Date, all of the claims against MEI were released and discharged pursuant to the Plan and became claims against the MEI Liquidating Estates. In addition, any and all defaults arising under contracts or agreements of NDM as a result of the merger of NDM into MEI under the Plan, or as a result of the distribution of New NDM stock to creditors as provided under the Plan, shall be unenforceable against New NDM.
              The effect of the Plan on New NDM's consolidated balance sheet at October 15, 1994 was as follows:

                                                PRO FORMA CONSOLIDATED BALANCE SHEET
                                                           (In Thousands)

                                                                              Consummation
                                                                               of Plan of
                                                                             Reorganization
                                                             MEI       --------------------------
                                                         Diversified                                                  Pro Forma
                                                             Inc.                     Exchange of        Fresh      New Dimensions
                                                          Historical   Debt Discharge    Stock           Start     In Medicine, Inc.
                                                          ----------   --------------  ---------       ---------   -----------------
                           Assets
                           ------
Current assets:
   Cash and cash equivalents ..........................   $   2,647    $  (1,847)(1)   $       0       $       0       $     800
   Marketable securities ..............................       8,500       (8,500)(1)           0               0               0
   Receivables, net ...................................       4,742         (333)(1)           0               0           4,409
   Receivable from Diversified Liquid. Trust ..........           0        1,258               0               0           1,258
   Inventories ........................................       8,184         (205)(1)           0               0           7,979
   Prepaid expenses and other current assets ..........         375          (80)(1)           0               0             295
                                                          ---------    ---------       ---------       ---------       ---------
           Total current assets .......................      24,448       (9,707)              0               0          14,741

Property, plant and equipment, net ....................      16,853       (5,319)(1)           0               0(3)       11,534
Nonoperating real estate ..............................       4,462       (4,462)(1)           0               0               0
Goodwill, net of accumulated amortization .............      24,990            0               0         (24,990)(4)           0
Other assets, primarily intangibles ...................       4,255       (1,774)(1)           0           6,921(3)        9,402
                                                          ---------    ---------       ---------       ---------       ---------
           Total assets ...............................   $  75,008    $ (21,262)      $       0       $ (18,069)      $  35,677
                                                          ---------    ---------       ---------       ---------       ---------
         Liabilities and Stockholders' Equity
         ------------------------------------
Current liabilities:
   Revolving line of credit ...........................   $   2,500    $       0       $       0       $       0       $   2,500
   Current maturities of long-term debt ...............         826          (20)(1)           0               0             806
   Accounts payable ...................................       4,982         (876)(1)           0               0           4,106
   Accrued compensation and benefits ..................       1,862            0               0               0           1,862
   Pre-petition liabilities not subject to
     compromise .......................................       1,993       (1,993)(1)           0               0               0
   Other accrued liabilities ..........................       4,468       (2,170)(1)           0               0           2,298
                                                          ---------    ---------       ---------       ---------       ---------
           Total current liabilities ..................      16,631       (5,059)              0               0          11,572

Long-term debt, less current maturities ...............       5,605            0               0               0           5,605
Pre-petition liabilities subject to
   compromise .........................................     116,773     (116,773)(1)           0               0               0
Deferred liabilities ..................................         285         (285)(1)           0               0               0
                                                          ---------    ---------       ---------       ---------       ---------
           Total liabilities ..........................     139,294     (122,117)              0               0          17,177
                                                          ---------    ---------       ---------       ---------       ---------

                                          PRO FORMA CONSOLIDATED BALANCE SHEET -- Continued
                                                           (In Thousands)

                                                                              Consummation
                                                                               of Plan of
                                                                             Reorganization
                                                             MEI       --------------------------
                                                         Diversified                                                  Pro Forma
                                                             Inc.                     Exchange of        Fresh      New Dimensions
                                                          Historical   Debt Discharge    Stock           Start     In Medicine, Inc.
                                                          ----------   --------------  ---------       ---------   -----------------

Stockholders' equity (deficit):
   Common stock, $.05 par value .......................         962            0            (962)(5)           0               0
   Common stock, $.01 par value .......................           0            0              45(1)            0              45
   Common stock warrants ..............................       2,300            0          (2,300)(5)           0               0

   Unrealized gain on marketable securities ...........       1,150       (1,150)(5)           0               0               0
   Additional paid-in capital .........................      85,687       18,455(1)        3,217(5)            0          18,455
                                                                                         (88,904)(5)           0               0
   Retained earnings (accumulated deficit) ............    (151,739)      81,097(1)            0               0
                                                                                          87,453(5)            0               0
                                                                                           1,258(2)            0               0
                                                                                               0               0         (24,990)(4)
                                                                               0               0           6,921(3)            0
   Treasury stock, 562,000 shares, at cost ............      (2,646)       2,646(5)            0               0               0
                                                          ---------    ---------       ---------       ---------       ---------
           Total stockholders' equity
              (deficit) ...............................     (64,286)     100,855               0         (18,069)         18,500
                                                          ---------    ---------       ---------       ---------       ---------
                                                          $  75,008    $ (21,262)      $       0       $ (18,069)      $  35,677
                                                          =========    =========       =========       =========       =========



                                   See accompanying Notes to Pro Forma Consolidated Balance Sheet.

                           NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

              (1) To record the following transactions made in connection with the Plan of Reorganization: a) the transfer of assets and liabilities from MEI Diversified, Inc. to the various Liquidating Trusts; and b) the issuance of New Dimensions in Medicine, Inc. Common Stock including the associated additional paid-in capital.

              (2) To record amounts receivable from Diversified Liquidating Trust pursuant to the Plan of Reorganization.

              (3) To record adjustments to state New NDM's property, plant and equipment and intangible assets at their fair values.

              (4) To record the write-off of goodwill in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

              (5)   To write off the historical capital structure of New NDM.

       (e) Revenue Recognition--The Company recognizes revenue upon shipment of the completed products. Revenues derived from domestic sales through the Baxter Healthcare Corporation (Baxter) distribution system were approximately 76%, 81% and 88% of total revenues in 1994, 1993 and 1992, respectively (see Note 7). Revenue is recorded at the contractual sales prices between Baxter and NDM. Amounts owed to Baxter for distribution services calculated under the terms of the contract are recorded as distribution expense. The amount recorded as distribution expense was $2,300, $2,628 and $2,884 for the 42-week period ended October 14, 1994 and for the years ended December 31, 1993 and 1992, respectively. The Company may not offset amounts owed for distribution services with expected amounts due from Baxter.

       (f) Cash and Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Under the Company's long-term debt agreement, the Company is required to make monthly principal payments of $67 to an escrow account, as semiannual installments of $400 are due through May 1, 2002. Funds set aside in escrow amounted to approximately $343, $162 and $164 at October 14, 1994 and December 31, 1993 and 1992, respectively.

              The following items represent noncash transactions of the Company for the year ended December 31, 1992:

              Reduction of amounts due to Parent through issuance of
                 subordinated note payable to Parent                     $20,000

              Increase in shareholder's investment and corresponding
                 reduction of amounts due to Parent                       15,000

              Cash payments for interest for the 42-week period ended October 14, 1994 and for the years ended December 31, 1993 and 1992 amounted to $0, $630 and $1,753, respectively.

       (g) Receivables--Receivables consisted of the following at October 14, 1994 and December 31, 1993 and 1992, respectively:

                                              1994         1993           1992
                                            -------       -------       -------
Trade ................................      $ 4,224       $ 4,597       $ 4,878
Other ................................          621           370           343
Allowance for doubtful accounts ......         (436)          (30)          (30)
                                            -------       -------       -------
                                            $ 4,409       $ 4,937       $ 5,191
                                            =======       =======       =======

              Trade receivables as of October 14, 1994 and December 31, 1993 and 1992, include $3,004, $2,763 and $3,238, respectively, due from a unit of Baxter (See Note 7). The allowance for doubtful accounts was increased by approximately $500 during the 42-week period ended October 14, 1994 primarily due to a deterioration of the aging of receivables.

       (h) Inventories--Inventories are valued at the lower of cost (first-in, first-out) or market value. The components of inventory at October 14, 1994 and December 31, 1993 and 1992, respectively, consist of the following:

                                          1994           1993            1992
                                        -------         -------         -------
Raw materials ..................        $ 2,894         $ 2,973         $ 2,323
Work in process ................             54              55              62
Finished goods .................          6,195           3,584           2,840
Inventory reserves .............         (1,164)           (720)           (239)
                                        -------         -------         -------
                                        $ 7,979         $ 5,892         $ 4,986
                                        =======         =======         =======

              During the 42-week period ended October 14, 1994, NDM recorded a $603 write-off of excess and obsolete inventory relating primarily to a new product introduction in the patient care product groups.

       (i) Property, Plant and Equipment--Property, plant and equipment, stated at cost as of October 14, 1994 and December 31, 1993 and 1992, respectively, consists of:

                                           1994           1993           1992
                                         --------       --------       --------
Land ..............................      $    475       $    475       $    475
Buildings and improvements ........         3,423          3,399          3,305
Machinery and equipment ...........        11,108         10,030          8,845
Furniture and fixtures ............           849            814            633
Accumulated depreciation ..........        (4,321)        (3,514)        (2,505)
                                         --------       --------       --------
                                         $ 11,534       $ 11,204       $ 10,753
                                         ========       ========       ========

              Depreciation for financial reporting purposes is provided for using the straight-line method. Accelerated depreciation methods are used for tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

                                                               Years
                                                               -----
              Buildings and improvements                       25-33
              Machinery and equipment                           8-10
              Furniture and fixtures                            5-10

              Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for the repair and maintenance of assets are expensed as incurred.

       (j) Goodwill--Goodwill represents the cost of investment in subsidiaries over the fair value of the underlying net assets at the dates of acquisition and is being amortized on a straight-line basis over 40 years. Accumulated amortization was $2,926, $2,374 and $1,680 at October 14, 1994 and December 31, 1993 and 1992, respectively.

       (k) Other Intangible Assets--Other intangible assets include patents and trademarks which are amortized on a straight-line basis over their legal or estimated useful lives of 10 to 15 years. Other intangible assets are shown on the accompanying consolidated balance sheets net of accumulated amortization of $3,034, $2,577 and $1,746 as of October 14, 1994 and December 31, 1993 and 1992, respectively.

       (l) Restructuring Costs--The Company recorded restructuring costs of approximately $832 during the 42-week period ended October 14,
              1994 and $342 of restructuring costs during 1993. These costs relate primarily to severance and outplacement costs and are reflected on the accompanying consolidated statements of operations as operating expenses.

(2)    Liquidity-

       The Company's viability as a going concern is dependent upon its ability to obtain financing, and ultimately, sustained profitability.

       The Company's $2.5 million line of credit expires on June 30, 1995. Company management is working with its current lender to extend the availability of its line of credit beyond June 30, 1995 and to increase the amount available under the line of credit. This is dependent on the financial performance of the Company during the interim months. Management has prepared cash projections through December 31, 1995, which are based on budgeted sales for this period. Management believes cash flows will be adequate to fund future operations through December 31, 1995.

       The Company has not demonstrated the ability to achieve sustained earnings from operations. The Company expects to improve its profitability due to cost savings generated by the third quarter 1994 restructuring (see Note 1) and improved revenues.

       While management continues to pursue alternative borrowing facilities and to work at achieving successful future operations, there can be no assurances that the Company will be able to obtain such borrowing facilities or achieve such operating results. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts nor the amounts and classifications of recorded liability amounts that might be necessary should the Company be unable to continue as a going concern.

(3)    Acquisitions-

       On December 16, 1992, the Company, through a newly organized, wholly owned subsidiary, LRC Holding Company, Inc., acquired certain assets of Chrono Dynamics Ltd. (Chrono) and 55% of the outstanding stock of Chrono's subsidiary, Leg Recovery Centers of America Inc. (LRC). The acquired assets represent a medical device product line used in the treatment of certain conditions of the leg, while LRC licenses the use of the devices to clinics. Neither has had significant historical operating activities.

       The cost of the acquisitions was $1,200 in cash for the assets acquired from Chrono and $1 in cash for 1,100 newly issued, no par value, shares of the common stock of LRC. The acquisitions were accounted for using the purchase method and, accordingly, the results of operations since December 16, 1992, are included in the accompanying consolidated statements of operations.

       In December 1993 it was determined that the Company's investment in LRC had no future value and the net investment of $251 was written off.

(4)    Indebtedness-

       (a) Line of Credit--The Company has a revolving line-of-credit agreement with a bank whereby it may borrow up to $2,500, all of which was outstanding as of October 14, 1994. Borrowings under the line of credit bear interest at prime plus one half percent (8.25% at October 14, 1994 and 6.5% at December 31, 1993 and 1992). Borrowings under the line-of-credit are collateralized by substantially all of the Company's assets. The Company is required to maintain a compensating balance of 5% of the available line of credit in its demand deposit accounts.

       (b)    Long-Term   Obligations--The   Company's   long-term   obligations
              included the following at October 14, 1994 and December 31, 1993 and 1992, respectively:

                                               1994         1993         1992
                                             --------     --------     --------
Subordinated note payable to Parent
   at the prime rate (7.75% at
   October 14, 1994 and 6.0% at
   December 31, 1993 and 1992), no
   payments to be made except as
   permitted by the amended and
   restated subordination agreement .....    $ 20,742     $ 20,000     $ 20,000

Floating rate option note (5.2% at
   October 14, 1994, 3.6% at
   December 31, 1993 and 3.9% at
   December 31, 1992), due in
   semiannual installments of $400
   commencing on November 1, 1992 .......       6,400        6,800        7,600

Revolving line of credit, at prime
   plus one half percent (8.3% at
   October 14, 1994, 6.5% at
   December 31, 1993 and 1992), due
   on June 30, 1995 .....................       2,500        2,500          600

Other long-term debt ....................          11           15            4
                                             --------     --------     --------
                                               29,653       29,315       28,204
Less-  Current maturities ...............      (3,306)      (3,306)        (804)
                                             --------     --------     --------
                                             $ 26,347     $ 26,009     $ 27,400
                                             ========     ========     ========

              The Company's long-term obligations (excluding the subordinated note payable to Parent) mature as follows:

                         1994                      $    400
                         1995                         3,306
                         1996                           805
                         1997                           800
                         1998                           800
                         Thereafter                   2,800
                                                   --------
                                                   $  8,911
                                                   ========

              During 1992, MEI converted $20,000 of amounts due from NDM into a subordinated interest-bearing note. In addition, $15,000 of the amounts due to Parent were converted to equity in the form of contributed capital.

              The floating rate option note is secured by a letter of credit issued by its lender. The Company has the option to fix the interest rate for periods of 1 to 10 years, as defined. The maturity date of the floating rate option note is May 1, 2002. Borrowings under the floating rate option note are collateralized by substantially all of the Company's assets. The Company also pays an annual letter of credit fee of 1.75% of the outstanding loan balance.

              The Company's financing agreements contain various covenants related to payments to affiliates, cash flow, capital expenditures, tangible net worth and working capital, among others. In addition, the Company is prohibited from declaring or paying dividends on its common stock by such covenants. The Company is in compliance with these covenants as of October 14, 1994.


(5)    Income Taxes-

       The Company is included in the consolidated federal income tax return of MEI. For financial reporting purposes, the Company is allocated an amount generally equivalent to the provision which would have resulted had the Company filed separate income tax returns.

       The statutory federal income tax rate differs from the Company's effective tax rate as follows:

                                                      1994                 1993               1992
                                                     -----                -----               ----
Statutory federal rate                               (34.0)%              (34.0)%             34.0%
Effect of:
     Amortization of goodwill                          6.3                12.8                14.1
     Net operating losses not recognized              27.4                20.9                 --
     Net operating losses recognized                   --                  --                (48.5)
     Other, net                                         .3                  .3                  .4
                                                     -----                -----               ----
                                                       --  %               --   %              -- %
                                                     =====                =====               ====

       As of October 14, 1994, the Company has net operating loss carryforwards for income tax purposes of approximately $18.1 million, which will expire in varying amounts beginning in 2006. The Company's ability to utilize certain net operating loss carryforwards in any future year will be limited by the provisions of Section 382 of the Internal Revenue Code. Due to the uncertainty of utilizing the net operating loss carryforwards as a result of the Company's operating losses, a valuation allowance has been recorded against the net operating loss carryforwards. In addition, no other deferred tax balances have been recognized in the accompanying consolidated balance sheets due to the existence of these net operating loss carryforwards.


(6)    Capital Stock-

       The Company's capital stock consists of 1,000 shares of $1 par value common stock 100% of which is owned by MEI at October 14, 1994. No dividends were declared or paid during 1994, 1993 or 1992.


(7)    Commitments and Contingencies-

       (a) Retirement Plans--The Company has a qualified 401(k) and discretionary profit sharing plan. Employees may contribute up to 12% of their annual compensation to the 401(k) plan, and the Company makes matching contributions of up to 2-1/2% of the employee's annual compensation. Discretionary contributions may be made for each plan year in an amount determined by the Company. No discretionary contributions were made during 1994, 1993 and 1992.

       (b) Postretirement Health Care Benefits--The Company allows employees, spouses and surviving spouses to participate in the Company's group health insurance programs from retirement to age 65 as required by federal law. The cost of such participation is borne by the former employee or surviving spouse and, accordingly, no liability is recorded by the Company.

       (c) Distribution Agreement--Pursuant to the amended and restated distribution agreement effective January 1, 1992, NDM granted Baxter exclusive distribution rights to certain NDM products in the United States through December 31, 1992. Certain agreed-upon customers remain exclusive to Baxter through December 31, 1994. The Company, at its sole discretion, has the option to extend the term for two additional successive one-year periods. The Company has agreed to provide Baxter with additional payments if the aggregate sales revenue distributed under the agreement exceeds an established base amount in effect for such year. The Company did not exceed the established base amount in 1993 or 1992 and, therefore, made no such additional payments. As of October 14, 1994, the Company owed to Baxter approximately $1,511 under the terms of their agreement, which is included in accounts payable in the accompanying consolidated balance sheets.

              The distribution agreement includes provisions for the assessment of penalties to Baxter by the Company if the exclusive rights are violated. Based on audits initiated by the Company in 1994 and 1993 to determine the amount of sales of competitive products by Baxter to exclusive accounts, the Company was due approximately $300 and $250 from Baxter as a result of such violations at October 14, 1994 and December 31, 1993, respectively.

       (d) Litigation--The Company is involved in various litigation arising in the normal course of business. In particular, the Company is currently defending a patent infringement action brought by a competitor related to one of the Company's products. The Company has obtained an opinion from its patent counsel that the product does not infringe on the competitor's patent, and the Company is vigorously defending its position. In the opinion of management, the ultimate disposition of any litigation should not have a material effect on the Company's consolidated financial position, results of operations or cash flows.


(8)    Related Party Transactions-

       (a) Management Fees--The Company paid $60, $144 and $120 to MEI for general management, financial, administrative, legal, and certain staff functions and services provided to the Company in 1994, 1993 and 1992, respectively. These fees are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. These fees, which management considers to be reasonable, were based on the actual costs to provide these services.

       (b) Due to Parent--The Company incurred interest charges of approximately $1,085, $1,217 and $1,760 during 1994, 1993 and 1992 based on average intercompany borrowings from MEI of approximately $21,760, $20,000 and $27,700, respectively.

(9)    Subsequent Events (Unaudited)-

       (a) Litigation--In July, 1995 the Company was informed that a U.K. patent court had ruled in favor of a competitor (plaintiff)
              related to the patent infringement suit discussed in Note 6(d). This ruling has effectively impaired the Company's ability to market its footpump compression products in the United Kingdom. The Company is still evaluating whether it will pursue its right to appeal the decision. Additionally, as a result of the unfavorable ruling, the court has the option to rule that the Company reimburse all or a portion of the litigation costs incurred by the plaintiff in this action. The Company's patent counsel has been informed that the plaintiff's litigation costs may approximate $500. No provision has been made in the accompanying consolidated financial statements to cover plaintiff litigation costs. The Company intends to vigorously contest the reimbursement of such costs.

       (b) Line of Credit and Industry Conditions--On June 12, 1995, the Company and its lender signed an amendment to the loan agreement whereby the Company's line of credit was increased to $4 million and the maturity of the facility was extended to June 30, 1997. In July, 1995, the Company borrowed an additional $1.2 million under the line of credit facility.

              The Company's Board of Directors has evaluated its business, results of operations, financial position and prospects were it to continue operations as an independent entity. Although the Company has been profitable in the six months ended June 30, 1995, it does not expect to be profitable for the remainder of 1995. In addition, the Board of Directors believes that industry conditions; primarily the general consolidation occurring in the health care industry, make it extremely difficult for the Company to continue as an independent entity without a substantial infusion of equity capital. The Board of Directors has determined that the sale of the Company's assets is in the best interests of the Company and its shareholders.

       (c) Sale of Assets--On October 18, 1995, the Company jointly announced with CONMED Corporation (CONMED) that it had entered into a definitive agreement, whereby CONMED would acquire for approximately $32.1 million substantially all of the assets of the Company, except for the Company's footpump compression and international would care business. Additionally, pursuant to a separate letter-of-intent agreement dated July 22, 1995 between the Company and Paul Hartmann AG (Hartmann), the Company will sell the assets and technology of the international would care business to Hartmann for a purchase price of $5 million. The Company is in the process of finalizing a definitive agreement with Hartmann related to the purchase of the international would care business.

              Pursuant to the above transactions, the Company intends to wind-down operations and liquidate its remaining assets. Additionally, the Company intends to distribute the net proceeds from the above discussed asset sales to its shareholders. These proposed transactions are subject to regulatory approvals and approval by the Company's shareholders. The consolidated financial statements do not reflect any adjustments to the carrying amounts of its assets and liabilities to adopt the liquidation basis of accounting. Under the liquidation basis of accounting, assets would be adjusted to their estimated realizable value and liabilities would be adjusted to their estimated settlement amount.